Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Release

CDW LLC and CDW Finance Corporation Commence

Follow-On Tender Offer for Up to $412,844,000

Senior Unsecured Notes due 2015

VERNON HILLS, Ill. – April 20, 2011 — CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, announced today that its wholly owned subsidiaries CDW LLC and CDW Finance Corporation (collectively, the “Issuers”) have commenced a cash tender offer for up to $412,844,000 aggregate principal amount (the “Maximum Tender Amount”) of their outstanding 11.00% Senior Exchange Notes due 2015 (the “Senior Cash Pay Notes”) and their outstanding 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (the “Senior PIK Election Notes,” and together with the Senior Cash Pay Notes, the “Senior Notes”) on the terms and subject to the conditions set forth in the Issuers’ Offer to Purchase, dated April 20, 2011 (the “Offer to Purchase”).

The tender offer will expire at 8:00 a.m., New York City time, on May 19, 2011, unless extended or earlier terminated by the Issuers (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”).

All holders of Senior Notes that validly tender (and do not validly withdraw) their Senior Notes on or prior to the Expiration Date, and whose Senior Notes are accepted for purchase, will receive consideration equal to $1,090 per $1,000 principal amount of Senior Notes, plus accrued and unpaid interest up to, but not including, the date of payment, promptly after the Expiration Date, the same consideration paid to holders who validly tendered their Senior Notes, and whose Senior Notes were accepted for purchase, in the Issuers’ previous tender offer for the Senior Notes that settled on April 13, 2011.

If Senior Notes subject to the tender offer are validly tendered (and not validly withdrawn) such that the aggregate principal amount tendered by the Expiration Date exceeds the Maximum Tender Amount, only the Maximum Tender Amount will be accepted for purchase, and the Senior Notes will be purchased on a pro rata basis (with adjustments in order to avoid the purchase of Senior Notes in a principal amount other than multiples of $1,000, in the case of the Senior Cash Pay Notes, and other than multiples of $1.00, in the case of the Senior PIK Election Notes). As a result, each holder that validly tenders Senior Notes may have a portion of their Senior Notes returned to them, and the amount of Senior Notes returned will depend on the level of participation of holders in the tender offer.

If proration of the Senior Notes is required, the amount of each holder’s validly tendered Senior Notes accepted for purchase will be determined by multiplying each holder’s tender by the proration factor, and rounding the product down to the nearest $1,000, in the case of the Senior Cash Pay Notes, and to the nearest $1.00, in the case of the Senior PIK Election Notes. The Issuers will determine the final proration factor as soon as practicable after the Expiration Date and announce the results of such proration by press release or other permitted means.

The tender offer is subject to customary conditions, including, among others, that the Issuers receive net proceeds from a proposed refinancing in an amount sufficient to fund all of their obligations under the tender offer on terms and conditions acceptable to the Issuers. On April 20, 2011, CDW Escrow Corporation, a newly formed, wholly owned subsidiary of CDW Corporation (the “Escrow Issuer”), priced an offering of $450,000,000 in aggregate principal amount of additional 8.5% senior notes due 2019. Upon closing of the offering, which is subject to various customary conditions and is currently expected to occur on May 20, 2011, the gross proceeds of the offering will be deposited into a segregated escrow account and released to the Issuers if, as of the Expiration Date, at least the Maximum Tender Amount of Senior Notes are validly tendered (and not validly withdrawn) in the tender offer (the “Escrow Condition”). The Escrow Issuer may waive the Escrow Condition in its sole discretion. If the Escrow Condition is satisfied or waived, upon release of the escrow, the Issuers intend to use the proceeds from the offering, together with borrowings under their revolving credit facility, to pay the consideration in the tender offer.

J.P. Morgan Securities LLC is acting as the dealer manager and D.F. King & Co., Inc. is the information agent and tender agent for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 290-6429 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at (800) 245-8812 (toll-free) or (212) 270-1200 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer is only being made pursuant to the terms of the Offer to Purchase. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CDW LLC, CDW Finance Corporation, the dealer manager, the information agent and tender agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Senior Notes in the tender offer.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Escrow Issuer will consummate the notes offering, which is subject to various conditions, or the financing condition for the tender offer will otherwise be satisfied and whether or not the proceeds of the notes offering will be used as anticipated. Important assumptions and other important factors could cause actual results to differ materially from those expected. Except to the extent required by applicable federal securities laws, neither CDW Corporation nor any of its affiliates undertakes any obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s technology specialists offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops and printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,200 coworkers.

Contact:

Collin Kebo

Vice President, Financial Planning

(847) 419-6383

investorrelations@cdw.com